CHANGE IN INDEPENDENT AUDITOR

On September 16, 2022, the Audit Committee of the Board of Trustees dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Delaware Growth Equity Fund, a series of Delaware Group Equity Funds IV (the “ Predecessor Fund”).

PwC’s reports on the Predecessor Fund financial statements for the fiscal years ended September 30, 2021 and September 30, 2020 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles

In connection with the Predecessor Fund audit for the fiscal years ended September 30, 2021 and September 30, 2020 and the subsequent interim period through September 16, 2022, there were no disagreements between the Predecessor Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the disagreements in its report on the financial statements for such period. In addition, there were no reportable events of the kind described in the Item 304(a)(1)(v) Regulation S-K under the SEC Act of 1934, as amended.

During the Predecessor Fund’s fiscal years ended September 30, 2021 and September 30, 2020 and the subsequent interim period through September 16, 2022, neither the Trust nor anyone on its behalf consulted Cohen concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statement or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Predecessor Fund requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the above statements. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.

The Audit Committee of the Board of Trustees of Cantor Growth Equity Fund, a series of the Cantor Select Portfolios Trust (the “Successor Fund”) engaged Cohen & Company, Ltd on April 6, 2022.

EXHIBIT TO ITEM EX-99 OF N-CSRS

December 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Commissioners:

We have read the statements made by Cantor Select Portfolios Trust (copy attached) for the September 30, 2022 annual filing, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 of Form N-CSR of Cantor Select Portfolios Trust dated December 8, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

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